Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:	Investor Relations Contact:
Karen Pineman	Carl Hymans
G.S. Schwartz & Co.	G.S. Schwartz & Co.
212-725-4500 ext. 311	212-725-4500 ext. 304
kpineman@schwartz.com	carlh@schwartz.com

INTERPHARM ANNOUNCES DELAY IN 10-K FILING

Hauppauge, N.Y., October 17, 2007 — Interpharm Holdings, Inc. (Amex: IPA)(“Holdings”), a manufacturer and distributor of generic pharmaceutical products, announced today that due to a delay in filing its Form 10-K, it received a notice from the American Stock Exchange Continued Listing Department that it is out of compliance with exchange rules.

In its Current Report on Form 8-K and Form 8-K/A filed with the SEC on October 12 and 15, 2007, respectively, Interpharm Holdings, Inc. (“Holdings”) disclosed that as a result of negotiations with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("Wells Fargo"), Holdings would not be able to file its Form 10-K by its due date of October 15, 2007 and anticipates filing upon the conclusion of negotiations with Wells Fargo. Holdings further disclosed that on October 12, 2007, Holdings notified the American Stock Exchange (“AMEX”) that it would not file its Form 10-K in a timely manner in conformity with Section 610(b) of the AMEX Company Guide.

On October 15, 2007, Holdings received notice from the AMEX that trading in its common stock would be halted pending compliance with AMEX rules through the filing of financial information.

On October 16, 2007, Holdings received a notice from the AMEX Listing Qualification Department that it must file its Annual Report on Form 10-K as required by Sections 134 and 1101 of the AMEX Company Guide in order to maintain its AMEX listing. As previously disclosed, Holdings plans to file its Annual Report on Form 10-K at the conclusion of its negotiations with Wells Fargo.

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About Interpharm Holdings, Inc.

Interpharm currently develops, manufactures and distributes generic prescription strength and over-the-counter pharmaceutical products. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing. In addition, Interpharm will also continue to seek consummation of mutually beneficial strategic alliances and collaborations.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's business are set forth in its filings with the SEC, including, but not limited to, its Form 10-K, filed on September 28, 2006, its Form 10-Q filed on February 14, 2007 and Form 10-Q filed on May 15, 2007.

All information in this release is as of October 17, 2007. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.